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                                                                    EXHIBIT 99.3

                                    Questions
                                       And
                                     Answers
                                      About
                                     Voting
                                       For
                                   Conversion

                                     [LOGO]




                                Your Vote Counts!









                                    Share in
                                   Old Guard's
                                     Future



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Vote Yes For Conversion

Your Vote Counts

Customers of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company, and Goschenhoppen-Home Mutual Insurance Company (the "Companies") who were policyholders on the voting record date have the right to vote on the Companies' plan to convert from mutual to stock form (the "Conversion"). Complete details on the Conversion, including reasons for Conversion, are contained in the Proxy Statement. Please read the Proxy Statement carefully.

This brochure is provided to answer basic questions you might have about the Conversion. Remember, the Conversion will not affect your insurance policy or policies with the Companies.

The Directors of the Companies recommend that you VOTE "FOR" Conversion. Your vote counts and is very important.


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Questions and Answers About the Conversion.

Q        What is "Conversion"?

A Conversion is a change in the legal form of organization. The Companies are currently organized as mutual insurance companies with no stockholders. Through the Conversion, the Companies will become stock insurance companies, and all of their stock will be owned by Old Guard Group, Inc.

                  Old Guard Group, Inc., will in turn offer its shares of Common Stock for sale, first to certain policyholders and employees of the Companies, then to natural persons who maintain a residence in certain counties of Pennsylvania, and finally to the general public. The general powers, duties and procedures of the Companies after the Conversion will be the same as prior to the Conversion.

Q Why should policyholders VOTE "FOR" Conversion?

A        The funds to be raised by selling shares of Old Guard Group, Inc.
         common stock will increase the Companies' capital, enabling the Companies to:

         - enhance policyholder protection by increasing statutory surplus;

         -        support future premium growth;

         - provide greater resources for the development of customer services;

         - afford the Companies' policyholders an opportunity to share in the growth and earnings of Old Guard Group, Inc. through the purchase of shares of the common stock in the Conversion.

Q Will the Conversion have any effect on my insurance policy with the Companies?

A No! The Conversion will not change the terms or conditions of your policy or policies. After the Conversion, however, you will not have voting rights unless you become a shareholder of Old Guard Group, Inc.

Q        Will my policy be converted into stock?

A        No!  Your policy will not be affected by the Conversion.

Q        Did the Boards of Directors of the Companies approve the Conversion?



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A        Yes!  The Conversion was unanimously approved by the Boards of Directors of the Companies.

Q        Will there by any changes in management or personnel?

A No! Directors and officers of the Companies will continue in their same positions, as will the employees in the branch offices and other departments of the Companies. Our day-to-day activities will not change. In addition, the executive officers and certain directors of the Companies will serve as directors and/or executive officers of Old Guard Group, Inc.

Q        Am I required to vote?

A No! You are not required to vote. Failure to vote will not constitute a vote against the conversion. However, approval of the Conversion requires the affirmative vote of at least two-thirds of votes cast by the policyholders of each of the Companies. Therefore, your vote is important, and we urge you to VOTE "FOR" the Conversion!

Q        If I VOTE "FOR" the Conversion, am I required to buy stock?

A No! A vote "FOR" Conversion will not obligate you to buy any stock.

Q        Why did I get several proxy cards?

A If you have more than one policy with the Companies, you could receive more than one proxy, depending on the titles of your policies. Please VOTE AND SIGN ALL PROXY CARDS!

Q If a policy is in joint names, must the signatures of both parties be on the proxy card?

A        No!  The signature of only one policyholder is required.

Q        How many votes do I have?

A        There is one vote for each policy.

Q        May I vote in person at the Special Meeting?

A        Yes! But we would still like you to sign your proxy and mail it today.
         If you then attend in person, you will have the opportunity to revoke your proxy by voting another ballot, if you wish.

Q        How can I get further information about the Conversion?

A        The Proxy Statement describes the Conversion process in detail.


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                  If you would like further information, call our special
         toll-free Stock Information Center number at 1-888-262-7731 between 8:30 a.m. and 5:00 p.m., Monday through Friday.


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VOTE "FOR" CONVERSION!

Policyholders of the Companies should sign and mail their proxy cards as soon as possible. Please don't delay. Mail your proxy today!

OLD GUARD GROUP, INC.
P.O. Box 3243
Lancaster, PA  17601-9842



         This letter is not an offer to sell nor a solicitation of an offer to buy common stock of Old Guard Group, Inc. The offer is made only by the Prospectus which should be read with care.




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                                    QUESTIONS
                                       AND
                                     ANSWERS
                                      ABOUT
                                     BUYING
                                    OLD GUARD
                                   GROUP, INC.
                                      STOCK










                                    Share In
                                   Old Guard's
                                     Future



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Share in Old Guard's Future

         We are pleased to inform you that the Boards of Directors of Old Guard Mutual Insurance Company, Old Guard Mutual Fire Insurance Company and Goschenhoppen-Home Mutual Insurance Company (the "Companies") have approved a plan to convert the Companies from mutual insurance companies to stock insurance companies (the "Conversion"). As part of the Conversion, a newly-formed holding company, Old Guard Group, Inc. will offer shares of common stock, first in a concurrent subscription and community offering and then, if stock is available, in a public offering. The conversions will not affect the general terms and coverages of policies currently in force with the Companies.

         This brochure is intended to answer basic questions about the Conversion. Investment in the common stock of Old Guard Group, Inc. involves certain risks. For a discussion of these risks, investors are encouraged to read the Prospectus before making an investment decision.

         As Old Guard celebrates its 100th anniversary, we invite you to consider sharing in Old Guard's future.



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Questions and Answers

Q        Why are the Companies converting?

A Simply because it makes the best business sense. In 1896, when Old Guard Mutual Insurance Company was chartered as a mutual insurance company, most insurance institutions were organized in the mutual form. Today, facing the present economy and the current climate in the insurance industry, it makes better business sense for us to be chartered in the stock form. By converting, capital will be raised that will enable the Companies to enhance policyholder protection and further expand their business, both geographically and in terms of the range of products offered.

Q        Who may subscribe to purchase shares of stock?

A Eligible policyholders of the Companies as of the May 31, 1996, an Employee Stock Ownership Plan of Old Guard Group, Inc. and officers, directors and employees of the Companies have preferential rights to subscribe to purchase shares in the new holding company, Old Guard Group, Inc., during the "Subscription Offering." Concurrently, there will be a "Community Offering" for the general public, with preference given to natural persons who maintain a residence in certain counties of Pennsylvania and certain other groups (as specified in the Prospectus). The remaining shares, if any, will be offered by Legg Mason, Wood Walker, Inc. and McDonald & Company Securities, Inc. to the general public in a "Public Offering."

Q        What is the deadline for purchasing stock?

A To participate in the Subscription Offering, your Stock Order Form and payment must be received by us no later than the time and date stated on the cover letter, Stock Order Form and Subscription and Community Offering Prospectus.

Q        What is the price per share?

A        The price per share is $10.00.

Q        How much stock may I purchase?

A The minimum order is 25 shares. With the exception of the Employee Stock Ownership Plan, no Eligible Policyholder may purchase more than 38,606 shares in the Subscription Offering and no person (including Eligible Policyholders who also buy stock in the Community Offering or the Public Offering) may purchase more than 193,030 shares in the Conversion. A detailed description of maximum purchase limitations may be found in the Subscription and Community Offering Prospectus.


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Q        Will dividends be paid?

A Subject to regulatory and other restrictions, Old Guard Group, Inc. currently intends to pay cash dividends at the annual rate of $0.10 per share, payable in quarterly increments after the first full quarter following the Conversion. Dividends will be subject to determination and declaration by the Board of Directors, and will take into consideration factors such as the financial condition of Old Guard Group, Inc., tax considerations, industry standards, economic conditions and regulatory restrictions.

Q        Am I being offered a discount on the price of the stock?

A No. The offering price of the stock will be the same for everyone including Eligible Policyholders, our directors, officers and employees and the general public.

Q        Will I be charged a commission?

A No. You will not be charged a brokerage commission on the purchase of shares in the Subscription and Community Offering.

Q        How do I order stock?

A To order stock, complete a Stock Order Form by following instructions printed on the form. If you have questions, telephone the Stock Information Center between 8:30 a.m. and 5:00 p.m., Monday through Friday. The toll-free telephone number is 1-888-262-7731.

Q        How do I pay for my stock?

A You may pay for your stock by check, cash or money order, as long as your payment is received by us no later than the closing date of the Subscription and Community Offering periods which is noted on the Stock Order Form and in the Subscription and Community Offering Prospectus. Cash orders can be accepted only at Old Guard Group, Inc.'s headquarters office which is located at 2929 Lititz Pike in Lancaster, PA. Funds received from stock orders paid by cash, check or money order will be placed in an escrow account until the Conversion is completed.

Q        Will I receive confirmation that my stock order has been received?

A Yes. An acknowledgment letter will be mailed a few days after your order is received at our Stock Information Center.



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Q        In the future, how can I purchase more shares or sell my shares?

A The common stock of Old Guard Group, Inc. has been approved for listing on the NASDAQ National Market System under the symbol "OGGI." Our underwriters have advised us that they intend to make a market (identify buyers and sellers) in the stock, subject to market conditions and other factors.

Q        Are there any restrictions on the resale of stock after the purchase?

A There are none for our policyholders, employees or the public. Only our directors and executive officers are subject to sale restrictions.

Q        When will I receive my stock certificate?

A Stock Certificates will be mailed promptly after the consummation of the Conversion.

Q        May I order stock from my IRA or Keogh account?

A Yes, if you have a self-directed IRA account, you may order stock using funds from such an account.

Q        May I change my mind?

A The Stock Order Form cannot be canceled or withdrawn after it has been received by Old Guard Group, Inc. However, you may order additional shares by completing another Stock Order Form.

Q        Can you tell me how to register the stock?

A The back of your Stock Order Form has guidelines for stock registration. You may also wish to consult your legal or tax advisor.

Q        How can I obtain more information?

A Call our Stock Information Center toll free at 1-888-262-7731 between 8:30 a.m. and 5:00 p.m., Monday through Friday.


This letter is not an offer to sell nor a solicitation of an offer to buy common stock of Old Guard Group, Inc. The offer is made only by the Prospectus which should be read with care.


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